COOPER-STANDARD AUTOMOTIVE CONTINUED GROWTH

AND FINANCIAL PERFORMANCE IN 2007

•	2007 Sales Increase to $2.5 billion, a 16% increase from 2006
•	Gross Profit Increases to $397 million or 15.8% of Sales
•	Non-Cash Impairment Charge of $146 million
•	Strategic Acquisitions Completed in the Year

NOVI, Mich., APRIL 1, 2008 – Cooper-Standard Holdings Inc., the parent company of Cooper-Standard Automotive Inc., today announced results for the fourth quarter and full year 2007 that furthered the company’s successful track record of delivering consistent performance in what continued to be a difficult industry operating environment.

Net sales for the year increased 16%, to $2.51 billion in 2007 from $2.16 billion in 2006. The increase resulted primarily from the acquisitions of Metzeler Automotive Profile Systems (MAPS) businesses in Germany and Italy and the Automotive Components Holdings’ El Jarudo fuel rail operations, as well as favorable foreign exchange impact of $86.9 million. In the fourth quarter of 2007, sales increased to $708.3 million compared to $526.0 million for the same period in 2006 primarily as a result of these same factors.

Gross profit increased to $397 million or 15.8% of sales, compared to $332 million, or 15.4% of sales in 2006. This $65.0 million increase year-over-year resulted primarily from the MAPS and El Jarudo acquisitions combined with favorable foreign exchange rates and continuing benefits from focused cost-saving initiatives. For the quarter, gross profit was $113.4 million, versus $81.9 million in the fourth quarter of 2006.

The company had a net loss of $151 million in 2007 versus a net loss of $8.4 million in 2006. The net loss for the fourth quarter was $152.6 million versus a net loss of $7.0 million for the fourth quarter of 2006. The higher net loss was attributable to a non-cash goodwill and intangibles impairment charge of $146.4 million in the North America

Fluid reporting unit. The charge was due to less favorable results and business conditions in that unit than the company previously anticipated, relating primarily to a recent and projected decline in production volumes for certain key platforms in North America, as well as higher material costs. Adjusted EBITDA, a measure of operating performance which excludes the impairment charge, increased to $285.7 million in 2007 from $248.2 million in 2006. Adjusted EBITDA is a non Generally Accepted Accounting Principle (GAAP) measure and is reconciled to net income in the table below.

“In 2007 we focused on executing our strategy to expand our global footprint in growing markets, further diversifying our customer base and remaining steadfast in our commitment to operational excellence. We continue to deliver strong operating results and cash flow. Adjusted EBITDA for 2007 increased by $37.5 million from 2006, and represented 11.4% of our sales. The non-cash accounting charge we have taken does not reflect the valuation of the overall business and we remain well positioned in the global product segments we serve,” said Jim McElya, chairman and CEO.

Operational Highlights

During the fourth quarter 2007, the company launched several new products and programs, including:

New:

•	Audi (A3 Convertible)
•	BMW (1 Series Convertible)
•	Chrysler (Dodge Journey)

Conquest:

•	Ford (Edge, Escape and Explorer Sport Trac)

Replacement:

•	General Motors (Chevrolet Malibu)
•	Fiat (Croma and Musa FL)
•	Renault (QM5)

Net new business awards for the year were $227 million. The company’s customer mix went from 63% for the Detroit Three for full year 2006 down to 48% for the fourth quarter of 2007. A significant portion of this change resulted from the acquisition of the Metzeler business in August 2007.

Cooper-Standard Automotive completed three significant acquisitions in 2007. In March, the company acquired Automotive Components Holdings’ El Jarudo fuel rail operations in Mexico. In August, the company acquired nine Metzeler Automotive Profile Systems operations in Germany, Italy, Belgium, Poland and Belarus and a joint venture interest in China. In December, the company completed the acquisition of a 74% equity interest in Metzeler Automotive Profiles India Private Ltd. These strategic acquisitions further expand the company’s footprint in key growth areas and diversify the customer base.

Adjusted EBITDA reconciliation for the full year 2007 is presented in the table below.

	Year Ended December 31, 2006	Year Ended December 31, 2007
Net income (loss)	$(8.4)	$(151.0)
Provision for income tax expense (benefit)	(7.2)	32.9
Interest expense, net of interest income	87.1	89.6
Depreciation and amortization	138.4	136.0
EBITDA	$209.9	$107.5
Restructuring	23.9	26.4
Inventory write-up(1)	2.1	2.5
Impairment charges(2)	13.2	146.4
Other(3)	(0.9)	2.9
Adjusted EBITDA	$248.2	$285.7
(1)	Write-ups of inventory to fair value at the dates of acqusitions.
(2)

2006-Impairment charges related to B&C goodwill ($7.5 million) and developed technology ($5.8 million). 2007-Impairment charges related to North America Fluid goodwill ($142.9 million) and certain intangibles ($3.5 million).

(3)	Acquisition integration costs, foreign exchange on Canadian TL, stock based compensation (2007), gain on bond repurchase (2006), product remediation (2006), and claim reserve (2006).

Management uses Adjusted EBITDA as a measure of performance and to demonstrate compliance with debt covenants. Adjusted EBITDA may vary slightly from the amount used in calculating indenture covenant compliance due to the classification of joint venture equity earnings and Pro Forma acquisition results. EBITDA and Adjusted EBITDA are not calculated according to GAAP and should not be construed as income from operations or net income, as determined by GAAP. Other companies may report EBITDA differently and therefore Cooper-Standard Automotive’s results may not be comparable to other similarly titled measures of other companies.

Conference Call Details

Cooper-Standard Automotive will hold a conference call with investors on Tuesday, April 1, 2008, at 9:00 a.m. EDT to discuss its 2007 fourth quarter and full year results, provide a general business update, and respond to investor questions.

The company’s results will be posted to the Cooper-Standard Web site, www.cooperstandard.com, on Tuesday, April 1, 2008, before the market opens. Cooper-Standard Automotive CEO Jim McElya, President and COO Ed Hasler, and CFO Allen Campbell will host the call. A copy of the earnings presentation will be available on the Web site 30 minutes prior to the call.

To participate, North American callers should dial toll-free: 800-940-6895 (international callers dial 001-212-231-2903). Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

Callers unable to participate during the live teleconference may visit the Investor Relations portion of the Cooper-Standard Web site (www.cooperstandard.com) after 11:00 a.m. on Tuesday, April 1, 2008, for detailed instructions on accessing an audio replay of the call. North American callers dial 800-633-8284 (international callers dial 001-402-977-9140). At the prompt, enter the following reservation code: 21378720.

About Cooper-Standard Automotive

Cooper-Standard Automotive Inc., headquartered in Novi, Mich., is a leading global automotive supplier specializing in the manufacture and marketing of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems, and NVH control systems. Cooper-Standard Automotive Inc. employs approximately 19,000 people globally with more than 70 facilities throughout the world. For more information, visit the company’s Web site at: www.cooperstandard.com.

Cooper-Standard is a privately-held portfolio company of The Cypress Group and

Goldman Sachs Capital Partners Funds.

The Cypress Group is a private equity investment firm managing more than $3.5 billion of capital. Cypress has an extensive track record of making growth-oriented investments in targeted industry sectors and building equity value alongside proven management teams.

Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; our dependence on the automotive industry; availability and cost of raw materials; our dependence on certain major customers; competition in our industry; our conducting operations outside the United States; the uncertainty of our ability to achieve expected Lean savings; our exposure to product liability and warranty claims; labor conditions; our vulnerability to rising interest rates; our ability to meet our customers’ needs for new and improved products in a timely manner; our ability to attract and retain key personnel; the possibility that our owners’ interests will conflict with yours; our new status as a stand-alone company; our legal rights to our intellectual property portfolio; our underfunded pension plans; environmental and other regulations; and the possibility that our acquisition strategy will not be successful. There may be other factors that may cause our actual results to differ materially from the forward-looking statement. Accordingly, there can be no assurance that Cooper-Standard Automotive will meet future results, performance or achievements expressed or implied by such forward-looking statement. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which Cooper-Standard Automotive does not intend to update.

Contact for Analysts & Investors:

Tim Griffith, vice president and treasurer, Cooper-Standard Automotive, (248) 596-6031, ttgriffith@cooperstandard.com

Contact for Media:

Sharon Wenzl, vice president, Corporate Communications, Cooper-Standard Automotive, (248) 596-6211, sswenzl@cooperstandard.com